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                                                                     EXHIBIT 8.1

               LIST OF SUBSIDIARIES OF API ELECTRONICS GROUP, INC.

1. API Electronics, Inc., organized under the laws of the state of Delaware;

2.       Filtran Inc. organized under the laws of the state of New York;

3.       Filtran Limited, organized under the laws of Ontario;

4.       Canadian Dataplex Ltd. organized under the federal laws of Canada; and

5. Tactron Communications (Canada) Limited organized under the laws of Ontario.